SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------


                                    Form 8-K

                                  ------------


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported) April 23, 1997


                        CADMUS COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)



               Virginia                0-12954             54-1274108
(State or other jurisdiction of     (Commission        (I.R.S. Employer
 incorporation or organization)     File Number)     Identification Number)



6620 West Broad Street, Suite 240, Richmond, Virginia             23230
     (Address of principal executive offices)                   (Zip Code)



Registrant's telephone number, including area code          (804) 287-5680
                                                            --------------

Item 5.       Other Events.

On April 23, 1997, Cadmus Communications Corporation (the "Company") issued the press release attached hereto as Exhibit 99.1 with respect to third quarter financial results, restructuring and share repurchase program and C. Stephenson Gillispie, Jr., Chairman, President and Chief Executive Officer of the Company read the prepared remarks attached hereto as Exhibit 99.2 on a conference call with analysts and other interested parties. Information in these documents relating to the future impact of the restructuring and realignment are "forward-looking statements," as defined by the Private Securities Litigation Reform Act of 1995, and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) success in integrating the marketing and graphic communications groups, (2) successful completion of the restructuring, (3) ability to improve performance of the point-of-purchase and custom publishing product lines, (4) more rapid than expected adoption of digital technology, (5) ability to sustain margins in the Periodicals Group, (6) continuing competitive pricing in the markets in which the Company competes, (7) the gain or loss of significant customers or the decrease in demand from existing customers, (8) the timing of significant orders received from customers, (9) seasonal changes in the demand for the Company's products, (10) changes in the Company's product sales mix, (11) continued success in the integration of Lancaster, and (12) the performance of management and leadership teams in the Company and its divisions.




Item 7.       Exhibits.

         Exhibit 99.1               Press Release
         Exhibit 99.2               Prepared Remarks from Conference Call

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on April 23, 1997.


                     CADMUS COMMUNICATIONS CORPORATION


                     By:        /s/ C. Stephenson Gillispie, Jr.
                         -------------------------------------------------
                              C. Stephenson Gillispie, Jr.
                              Chairman, President, and Chief Executive Officer

                                  Exhibit Index


         Exhibit


99.1     Press Release
99.2     Prepared Remarks from Conference Call

                                                                  Exhibit 99.1
NEWS RELEASE
                                                                       CONTACT
                                                               David E. Bosher
                                                    Vice President & Treasurer
                                                                (804) 287-5685

                   CADMUS COMMUNICATIONS CORPORATION ANNOUNCES
                      THIRD QUARTER RESULTS, RESTRUCTURING,
                          AND SHARE REPURCHASE PROGRAM

RICHMOND, VA, April 23, 1997 - Cadmus Communications Corporation (NASDAQ NMS:CDMS) today announced fiscal third quarter results and the adoption of a company-wide restructuring designed to improve overall financial performance and to enhance the delivery of the Company's marketing and graphic communications solutions.

Third Quarter Results. Cadmus today reported net income of $2.0 million, or $0.25 per share, for its third quarter ended March 31, 1997. Net income for the same quarter of fiscal 1996 amounted to $0.8 million, or $0.09 per share. Sales for the third quarter of fiscal 1997 were $97.0 million, up 15% from sales of $84.4 million recorded in the third quarter of fiscal 1996. There were 8,050,000 average outstanding shares for the third quarter of fiscal 1997, compared to 8,169,000 average outstanding shares for the same period of last year.

The Company's three business groups performed as follows: Periodicals Group sales rose 28% due to the inclusion of Lancaster Press, Inc., acquired in May 1996, and continued internal growth in journal services, which offset lower sales of magazines. Periodicals Group operating margins improved significantly over the prior year due to the successful integration of Lancaster, continued improvement from other journal operations and substantial margin improvement from magazine operations. In the Graphic Communications Group, promotional printing, financial communications and specialty packaging continued to register strong sales growth along with improvement in operating margins. However, these gains were partially offset by a decline in point-of-purchase sales and operating income. The Marketing Group continued to experience operating losses in the third quarter, with particular weakness from interactive, custom publishing, and Long Beach direct marketing operations. Cash flow performance was strong in the third quarter as the Company's long-term debt balance declined to $99.0 million from $102.6 million at December 31, 1996.

Net income for the nine-month period ended March 31, 1997 was $5.9 million, or $0.73 per share, compared to $4.2 million, or $0.58 per share, recorded in the same period of last year. Income before extraordinary item was $5.0 million, or $.69 per share for the nine-month period ended March 31, 1996. Sales for the nine months ended March 31, 1997 totaled $288.2 million, representing an 18% increase over the $244.9 million recorded in the same period last year. Average outstanding shares were 8,045,000 and 7,299,000 for the first nine months of fiscal years 1997 and 1996, respectively.

                                    --more--






Page 2

Restructuring. The Company also announced that it will take a pre-tax restructuring charge in the range of $17.5 million to $19.5 million in its fourth quarter ending June 30, 1997, for actions directed toward improving the Company's overall financial performance and enhancing the development and delivery of the Company's marketing and graphic communications solutions. The Company said it will restructure its marketing and magazine businesses, close certain facilities, and write-down certain equipment, investments in non-core businesses, and intangible assets. As part of this action, the Company will close its Baltimore promotional printing facility, close its Long Beach-based direct marketing agency, consolidate its Atlanta and Richmond-based interactive divisions, consolidate certain journal fulfillment and distribution operations, and substantially reduce personnel through the consolidation of the journal and magazine product lines.

"We believe that the actions we are announcing today should significantly improve Cadmus' overall financial performance and enhance the value of Cadmus to our shareholders," said Cadmus Chairman and Chief Executive Officer C. Stephenson Gillispie, Jr. "Although we have made significant progress, particularly with respect to the creation and the operating performance of Cadmus Journal Services as the world's largest producer of scientific, technical, and medical journals and with respect to the development and delivery of marketing and graphic communications solutions, we obviously are not satisfied with the current financial results. In taking these actions, we have substantially reduced our cost structure, addressed problems in strategic but underperforming businesses, and eliminated non-core businesses that have slowed our strategic development and adversely affected our financial performance."

The Company said that its actions will result in a one-time pre-tax charge in the range of $17.5 million to $19.5 million, or $1.35 to $1.50 per share after tax, which will be recorded in the fourth quarter ending June 30, 1997. The Company estimates that cash outlays associated with the restructuring and realignment charge will total approximately $6 million, which will be incurred in calendar 1997. The remainder of the restructuring charge relates to non-cash items, mainly the write-down of certain operating assets, goodwill and other intangibles.

Executive Realignment. The Company announced it will combine its former Graphic Communications and Marketing Groups into a new group, Cadmus Marketing and Communications Solutions. In a related announcement, the Company said that David
G. Wilson, Jr. and Stephen R. Isaac have been promoted to executive vice presidents of Cadmus and that Isaac's operating responsibilities have been expanded. Wilson will retain day-to-day operating responsibility for the Periodicals Group. Isaac will assume day-to-day operating responsibility for the Marketing and Communications Solutions Group. Michael Dinkins, formerly president of the Graphic Communications Group, will leave the Company to pursue other business opportunities.

"This combination of the Graphic Communications Group and the Marketing Group is a logical continuation of our strategy to transform Cadmus from a collection of regional printing and marketing companies to a single integrated provider of marketing and graphic communications

                                    --more--






Page 3

solutions," Gillispie explained. "The market place is responding both to our `solutions' approach and to our strategy of combining traditional graphic communications services with marketing, creative, and similar tactical communications capabilities. By integrating our marketing and graphic communications capabilities, we believe that we can deliver those solutions more efficiently and more effectively, thereby permitting us to better satisfy client needs while achieving more robust growth and improved profitability. We have experienced unprecedented growth and profitability in our Periodicals Group under Dave Wilson's leadership and we expect those trends to continue. We intend to take full advantage of our new strengths and improved focus to achieve our vision to become the best single source for 21st century marketing and graphic communications solutions."

Share Repurchase Program. Finally, the Company announced that its Board of Directors has authorized the repurchase of up to 750,000 shares of the Company's common stock, or about 9% of shares outstanding. Shares will be repurchased from time to time in open market or privately negotiated transactions over the next year.

"We believe that the Company's stock represents an attractive investment opportunity at current market prices," Gillispie said. "This stock repurchase program, which should increase earnings per share, reflects the confidence of our Board of Directors, along with that of management, in the strategy of and prospects for Cadmus."

Cadmus Communications Corporation is an integrated communications company offering products and services in three broad areas: periodicals, graphic communications, and marketing. Headquartered in Richmond, Virginia, Cadmus is one of the largest graphic communications companies in North America.



"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

Statements in this release and the attached fact sheet relating to the future impact of the restructuring and realignment are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) success in integrating the marketing and graphic communications groups, (2) successful completion of the restructuring, (3) ability to improve performance of the point-of-purchase and custom publishing product lines, (4) more rapid than expected adoption of digital technology, (5) ability to sustain margins in the Periodicals Group, (6) continuing competitive pricing in the markets in which the Company competes, (7) the gain or loss of significant customers or the decrease in demand from existing customers, (8) the timing of significant orders received from customers, (9) seasonal changes in the demand for the Company's products, (10) changes in the Company's product sales mix, (11) continued success in the integration of Lancaster, and (12) the performance of management and leadership teams in the Company and its divisions.

                     **(See attached financial highlights)**

               CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)


                                                           Three Months Ended               Nine Months Ended
                                                               March 31,                        March 31,
                                                       ---------------------------      ---------------------------
                                                         1997             1996            1997            1996
                                                       ----------       ----------      ----------      ----------
Net sales                                             $   97,018       $   84,361      $  288,172      $  244,870

Operating expenses:
    Cost of sales                                         75,350           66,576         224,224         188,469
    Selling and administrative                            15,928           15,505          47,204          44,411
    Restructuring gain                                       ---              ---            (250)            ---
                                                       ----------       ----------      ----------      ----------
                                                          91,278           82,081         271,178         232,880

Operating income                                           5,740            2,280          16,994          11,990

Interest and other expenses:
    Interest                                               1,822              955           5,991           3,772
    Other, net                                               644              106           1,427             141
                                                       ----------       ----------      ----------      ----------
                                                           2,466            1,061           7,418           3,913
Income before income taxes and
   extraordinary item                                      3,274            1,219           9,576           8,077

Income taxes                                               1,260              465           3,686           3,071
                                                       ----------       ----------      ----------      ----------

Income before extraordinary item                           2,014              754           5,890           5,006

Extraordinary loss on early extinguishment
   of debt (net of income tax benefit of $487)               ---              ---             ---            (795)
                                                       ----------       ----------      ----------      ----------

Net income                                            $    2,014       $      754      $    5,890      $    4,211
                                                       ==========       ==========      ==========      ==========


Earnings per share:

    Income before extraordinary item                  $      .25       $    .09        $      .73      $      .69

    Extraordinary loss on early
         extinguishment of debt                              ---              ---             ---            (.11)
                                                       ----------       ----------      ----------      ----------

    Net income per share                              $      .25       $    .09        $      .73      $      .58
                                                       ==========       ==========      ==========      ==========

Weighted average common shares
    outstanding                                            8,050            8,169           8,045           7,299
                                                       ==========       ==========      ==========      ==========



                        Cadmus Communications Corporation

                            Restructuring Fact Sheet
                                 April 23, 1997


------------------------------------------ ----------------------- --------------------------------------------------------------
Facilities Closed                                    3             Baltimore Manufacturing (Garamond)
                                                                   Cadmus Direct-West (Long Beach, CA)
                                                                   Richmond Magazine Sales Offices
------------------------------------------ ----------------------- --------------------------------------------------------------
------------------------------------------ ----------------------- --------------------------------------------------------------
Facilities Affected by Consolidations                5             Three Lancaster, PA-based  journal distribution facilities consolidated into one location
                                                                   Atlanta Interactive division consolidated into Richmond
                                                                   Interactive division
------------------------------------------ ----------------------- --------------------------------------------------------------
------------------------------------------ ----------------------- --------------------------------------------------------------
Associates to be Separated                        200-225          Represents approximately 6.5% of the company-wide workforce.
                                                                   Principal reductions at Baltimore Manufacturing, Cadmus
                                                                   Direct-West, Cadmus Interactive (Atlanta), and the Cadmus
                                                                   Periodicals Group
------------------------------------------ ----------------------- --------------------------------------------------------------
------------------------------------------ ----------------------- --------------------------------------------------------------
One-time Restructuring Costs
   Out-of-pocket (cash) costs                   $6-7 million       Severance pay for associates and lease termination costs
   Non-cash costs                            $11.5-12.5 million    Write down of fixed assets and certain intangible assets
                                             -------------------
          Total costs                        $17.5-19.5 million
           Per share                           $1.35 to $1.50
------------------------------------------ ----------------------- --------------------------------------------------------------
------------------------------------------ ----------------------- --------------------------------------------------------------
Significant Non-cash  Costs
   Fixed assets                                 $2-3 million       Write off of assets associated with Baltimore Manufacturing,
                                                                   Cadmus Direct-West, Cadmus Interactive, and Magazine
                                                                   printing product line

   Goodwill and intangibles                     $8-9 million       Write off of the value of the goodwill associated with
                                                                   Baltimore Manufacturing, Cadmus Direct-West, and Cadmus
                                                                   Interactive (Atlanta), and a portion of the goodwill
                                                                   associated with Cadmus Technology Solutions
------------------------------------------ ----------------------- --------------------------------------------------------------
------------------------------------------ ----------------------- --------------------------------------------------------------
Financial Impact to Shareholders
   Annual expense reduction impact              approximately
                                            $.50- $.60 per share   The impact on earnings per share will depend upon specific
                                                  annually         actions taken and specific charges incurred
Cash "payback" on charge                     less than one year
------------------------------------------ ----------------------- --------------------------------------------------------------
------------------------------------------ ----------------------- --------------------------------------------------------------
Timing of Activities
   Restructuring activities                   4Q 1997/1Q 1998      Restructuring actions will occur throughout 4th quarter of
                                                                   FY97 (ending 6-30-97) and 1st quarter of FY98.

   Financial reporting                         4th Qtr. 1997       Restructuring charges will be included in 4th quarter
                                                                   operating results
------------------------------------------ ----------------------- --------------------------------------------------------------

------------------------------------------ ----------------------- --------------------------------------------------------------
------------------------------------------ ----------------------- --------------------------------------------------------------
Post-Restructuring Profile
   Production facilities                             10            Major facilities located in Lancaster, PA (3), Easton, MD,
                                                                   Baltimore, Richmond (3), Charlotte, and Atlanta

   Marketing facilities                              5             Major facilities located in Boston, Charlotte, Richmond (2), and Atlanta
   Associates employed                         Approx. 2,800
------------------------------------------ ----------------------- --------------------------------------------------------------


                                                                    Exhibit 99.2
Introduction

Good afternoon, ladies and gentlemen. This is Steve Gillispie, Chairman and Chief Executive Officer of Cadmus. I want to thank you for joining us for this discussion. As you know, we reported lower earnings than you expected and we had hoped to achieve for this quarter. We know this is unacceptable to you and it certainly is to us.

Today, I want to describe to you personally the actions we are taking to put our earnings improvement on a more rapid track and to enhance shareholder value. I am joined in today's call by Bruce Thomas, our Senior Vice President and Chief Financial Officer, and by David Bosher, our Vice President and Treasurer. I will make some summary remarks after which Bruce, Dave, and I will be pleased to answer any questions that you may have.

In my remarks, I want to make three key points. First, Cadmus has significant underlying financial strength and most of Cadmus has been performing very well. Second, the actions we are taking today not only significantly improve financial performance but also are the logical next steps in the execution of our strategy. We are on the right track, we are not changing course. Third, particularly with these tough actions having been taken, Cadmus is stronger, more efficient, and more focused. We have a very bright future.

First, let's review our 3rd quarter results.

Third Quarter Results

Cadmus' net income was $2.0 million or $.25 per share for the 3rd quarter of Fiscal 1997, compared to net income of $.8 million or $.09 per share in the same period last year. Sales increased 15% to $97 million. Gross margins improved to 22.3%, compared to 21.1% last year. SG&A was 16.4% of sales in the 3rd quarter, down from 18.4% last year. Operating margin continued in line with our performance for the first half of fiscal 1997. Finally, interest expense fell to $1.8 million primarily due to lower debt levels.

The continuation in this quarter of some very strong and positive trends has reinforced the underlying strength of our business.

First, we had good cash flow performance. We ended the quarter with $99 million in long-term debt, down from $103 million at December 31 and $105 million at September 30. As a result, long-term debt to total capital fell to 47% at March
31. Free cash flow, before acquisitions and divestitures, was approximately $5 million year-to-date and $2 million for the quarter. We have achieved these results though better management of working capital, tighter capital expenditure controls, and more effective credit management.

The performance of our Periodicals Group is the second positive trend. 3rd quarter periodicals sales rose 28% and operating income increased by an impressive 171%. Operating margins improved significantly to almost double the operating margin rate achieved in last year's 3rd quarter. Lancaster continues to perform very well. These results, however, also represent good improvement in our base journal business. In addition, we saw our second consecutive quarter of improved performance at our Byrd manufacturing facility. We believe we have achieved sustainable improvement in this operation.

Finally, in our Graphic Communications Group we experienced strong growth in our promotional printing, financial communications, and specialty packaging product lines. We had a very good quarter in our Charlotte operations, where we achieved record volume levels for the quarter and for the month of March. We also saw improvement in our Richmond operation, where we have experienced both excess capacity and operating efficiency issues for some time.

However, several of our businesses have continued to perform poorly. In the Graphic Communications Group, our point-of-purchase business, historically one of our highest margin businesses, failed to improve over a disappointing 2nd quarter as the selling cycle for several significant new accounts has proven longer than anticipated. In our Marketing Group we continued to incur sizable operating losses as we have been unable to restore profitability at our Atlanta-based Interactive operation and at our Long Beach direct marketing agency.

Restructuring

These results do represent significant improvement over last year's 3rd quarter, and they show that most of Cadmus is quite healthy. However, we are not satisfied with this performance and we know that you are not either.

We have been engaged for some time in an extensive analysis of the best course to restore Cadmus to historic earnings levels and at the same time move forward even more aggressively to advance our strategy. The restructuring we have announced today is designed to accomplish two purposes. First, exit or reshape dramatically those businesses which are not performing or are not core to our strategy. Second, create a more efficient and less costly organizational structure to permit us to direct more resources to those businesses which have shown the greatest potential for sales growth and higher margins.

Regarding the first objective--addressing non-performing, non-core businesses-- we will take a restructuring charge in our 4th quarter ending June 30, 1997. This charge reflects the following planned actions: First -- we will close our Baltimore printing facility, known to some of you as Garamond. Second -- we will close our Long Beach-based direct marketing agency. Third -- we will consolidate our Atlanta Interactive Division with the Interactive capability we acquired with Cadmus O'Keefe and we will close the Atlanta office. Fourth -- we will consolidate certain fulfillment and distribution operations in our Periodicals Group. Fifth -- we will substantially reduce personnel in our magazine product line by consolidating that business with our journal product line. In total this will represent a reduction of approximately 225 employees or nearly 7% of the total Cadmus work force.

Purpose number two--creating a leaner and more effective organizational structure -- we have merged our Graphic Communications Group and Marketing Group under the leadership of Steve Isaac. We have made some additional leadership changes in the businesses under Steve Isaac, which will result in improved performance. The Periodicals Group will continue to be led by Dave Wilson, under whose leadership we have successfully integrated our Lancaster acquisition and substantially enhanced operating performance of that half of our business. In connection with these changes, Michael Dinkins, formerly President of the Graphic Communications Group, will leave the company to pursue other business opportunities.

These actions will result in a one-time pre-tax charge in the range of $17.5 to $19.5 million, or $1.35 to $1.50 per share after tax. This charge will be recorded in our 4th quarter ending June 30, 1997. Cash outlays associated with this charge will total approximately $6 million, which will be incurred in calendar 1997 and which we expect to be recovered within 12 months. The remainder of our restructuring charge relates to non-cash items, including the write-off of goodwill associated with the closed facilities and the write-down of goodwill associated with our Cadmus Technology Solutions division.

Our restructuring should dramatically affect Cadmus performance. It will reduce our cost structure by at least $.50 per share annually, address problems in businesses that are key to our strategy but have been under-performing, and eliminate non-core businesses that have hampered our financial performance.

Share Repurchase

Finally, I would like to highlight the fact that our Board of Directors has authorized the company to repurchase up to 750,000 shares of our common stock. This represents approximately 9% of our shares outstanding. At current market prices, we believe our stock represents an attractive investment opportunity. This program reflects our confidence, and the Board's confidence, in the strategy and the prospects for Cadmus.

Conclusion

These are the boldest actions in the history of this company. They have the complete support of all in management. We believe they are more than just cost-cutting. They are a logical continuation of our strategy to transform Cadmus from a conventional printing company to a provider of integrated marketing and communications solutions. Several of you have urged one or more of these actions. I hope that we have demonstrated here today that we are committed to managing this company to enhance shareholder value. We know that we now need to capitalize on this leaner and more focused organization to improve our operating and sales effectiveness, and our management is dedicated to that end.

Before I conclude, please note that certain of my comments represent "forward looking statements" and are subject to certain risks and uncertainties. Those risks and uncertainties are set forth in our press release and included in a Form 8-K filed today with the SEC to which you should refer for additional details.

I thank you for your patience and for your continued support, and I would like to now open the session up to any questions you may have.